                                                                    EXHIBIT 10.2



                                    AGREEMENT


        THIS AGREEMENT (hereafter "Agreement"), entered into this 15th day of May, 2001, between LAWRENCE P. REINHOLD (the "Executive") and CRITICAL PATH, INC. (the "Company"),


                              W I T N E S S E T H:

        WHEREAS, the Executive is an Executive Vice President and the Chief Financial Officer of the Company pursuant to a letter agreement dated December 4, 2000 (the "Employment Agreement"); and

        WHEREAS, the Executive and the Company have considered that Executive may presently be entitled to terminate his employment for Good Reason (as defined in the Employment Agreement) and receive the severance benefits described in paragraphs 2 and 3 of the Employment Agreement upon a termination for Good Reason; and

        WHEREAS, the Executive and the Company desire that the Executive remain in the employ of the Company at this time; and

        WHEREAS, the Executive and the Company wish to provide that upon a future resignation or other termination of employment the Executive be provided certain severance benefits asset forth herein:

        NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

        1. Continued Employment.

        (a) The Executive shall continue to provide services consistent with his current position until such time as the Executive or the Company elects to terminate such employment, which either party may do at any time for any reason. For so long as the Executive shall remain in such position, the Company covenants and agrees that:

            (i) The Company's Board of Directors and its executive management shall keep the Executive fully informed in all material respects as to all matters that impact his responsibilities as the Company's Chief Financial Officer, including, without limitation, matters relating to accounting, finance, financial reporting, disclosure, legal, forward guidance, SEC filings and SEC/NASDAQ compliance. The Executive may from time to time circulate a list summarizing such matters to the Company's Board of Directors and executive management, following which the Board of Directors and executive management will provide timely feedback as to the accuracy and completeness of the matters described in the list.

            (ii) The Executive shall be assigned reasonable and lawful duties commensurate with his position as Chief Financial Officer of the Company.

            (iii) The Executive shall have responsibility for resolving any disputed issues of accounting, financial reporting and SEC reporting.

        (b) Notwithstanding anything to the contrary set forth in the Employment Agreement, in the event that (i) the Executive resigns his employment following August 15, 2001, or such earlier date as the Executive may select in the event of a breach of the Company's covenants set forth in paragraph 1(a) above, or
(ii) the Company terminates the Executive's employment at any time (the date of such a resignation or termination being hereafter referred to as the "Resignation Date"), the Executive shall receive, upon his execution of a Release in the form set forth in Exhibit A, the benefits set forth in paragraph 2.

        2. Severance Benefits.

        (a) On the Resignation Date, the Company shall pay to the Executive, in a lump sum less applicable taxes and withholding, his accrued wages through that date, all accrued, unused vacation, and a payment equal to six (6) months' current base salary. In addition, the Company shall pay the Executive a portion of the Annual Bonus (as defined below), less applicable taxes and withholdings. The Company shall determine the amount of the annual bonus in its discretion (the "Annual Bonus"); provided, however, that the Annual Bonus shall be no less than one hundred fifty thousand dollars ($150,000) and no more than two hundred twenty-five thousand dollars ($225,000); and further provided that if the Executive resigns prior to August 15, 2001 other than by reason of a breach by the Company of its obligations under paragraph 1 of this Agreement, then the Company may reduce the amount of the Annual Bonus paid to the Executive according to the following formula: .25 times the Annual Bonus times the number of days worked by the Executive after the date of this Agreement, divided by 90. If the Executive elects COBRA coverage, then the Company shall pay the Executive's COBRA premiums for a period of six (6) months following the Resignation Date. To the extent that there are other fringe benefits that continue to be provided both before and following the Resignation Date, such benefits will continue to be characterized as they have in the past. The Company shall also pay the reasonable cost of moving the contents of the Executive's apartment and vehicles from San Francisco, California to Naperville, Illinois, in an amount not to exceed ten thousand dollars ($10,000).

        (b) Effective as of the Resignation Date, all unamortized principal and interest on that certain loan in the principal amount of one million seven hundred thousand dollars ($1,700,000) from the Company to the Executive shall be forgiven.

        (c) Receipt of the benefits described in this paragraph 2 is conditioned on the Executive executing the Release in the form set forth in Exhibit A.

        (d) The Executive understands and agrees that he shall be responsible for the reporting and payment of taxes with respect to the amounts paid to him under set forth in paragraph 2 of this Agreement.

        3. Stock Options. Upon execution of this Agreement, and in lieu of the option grants provided for in paragraph 3 of the Employment Agreement, the Company shall issue to the Executive an option (the "Option") to purchase one hundred twenty-one thousand eight hundred seventy-five (121,875) shares of the Company's common stock (the "Option Shares") at an exercise price per share equal to the fair market value of the Company's common stock on the date of grant (based on the closing price per share on the grant date, as reported by the Nasdaq Stock Market). The Option shall be an incentive stock option to the fullest extent permitted by applicable law. Fifty percent (50%) of the Option Shares shall be fully vested upon grant and the remaining Option Shares shall vest upon the Resignation Date, provided however, that if the Executive resigns prior to August 15, 2001 other than by reason of a breach by the Company of its obligations under paragraph 1 of this Agreement, then the number of shares vested upon the Resignation Date shall be reduced by: .43 times the Option Shares, times the number of days worked by the Executive after the date of this Agreement, divided by 90. The Option shall remain exercisable for a period of six (6) months following the Resignation Date.

        4. Attorney's Fees. The Company shall reimburse the Executive for all attorneys' fees and costs expended in the negotiation and drafting of this Agreement, in an amount not to exceed fifteen thousand dollars ($15,000).

        5. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

        6. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by registered or certified mail, return receipt requested, postage paid, addressed as follows:

        (a) If to the Company:              Critical Path, Inc.
                                            532 Folsom Street
                                            San Francisco, CA 94105
                                            Attn:  Chief Executive Officer

        (b) If to the Executive:            Mr. Lawrence P. Reinhold
                                            3207 Plantation Court
                                            Naperville, IL 60564

        Either party may change the address at which it is to receive notice by informing the other party of the change in writing.

        7. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by an arbitrator or by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable in a manner most closely adhering to the parties' intent, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.

        8. Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

        9. Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter of this Agreement, and supersedes all prior oral and written agreements, understandings, commitments, and practices between them. Notwithstanding the generality of the foregoing, the parties agree that the Option and the Option Shares shall, in all respects not specifically addressed herein, remain subject to all provisions of the 1998 Stock Plan, and that the continuing obligation provisions of the Company's Proprietary Information and Invention Assignment Agreement remain in effect. No oral modification, express or implied, may alter or vary the terms of this Agreement. No amendments to this Agreement may be made except by an express written agreement signed by both the Executive and the Chairman of the Board of the Company. To the extent that any provisions of this Agreement conflict with the provisions of the Employment Agreement, the provisions of this Agreement shall control.

        The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

        IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.



                                              CRITICAL PATH, INC.



/s/ Lawrence P Reinhold                       By /s/ David Hayden
----------------------------
    Lawrence P. Reinhold
                                              Name David Hayden

                                              Title Executive Chairman

                                    EXHIBIT A

                                RELEASE OF CLAIMS


        This Release of Claims (hereafter "Agreement") is entered into this 17th day of August, 2001, between Lawrence P. Reinhold (the "Executive") and Critical Path, Inc. (the "Company").

        WHEREAS, the Executive and the Company are parties to an agreement dated May 15, 2001 to the Executive's December 4, 2000 employment agreement (the "Supplemental Agreement"); and

        WHEREAS, the Executive and the Company agree to a mutual separation of the Executive's employment as of August 31, 2001 and desire to execute this Agreement pursuant to paragraph 2(c) of the Supplemental Agreement in order to document the termination of their employment relationship and fully and finally to resolve all matters between them;

        THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

        1. General Release of Claims by the Executive.

        (a) Except for the obligations set forth in this Agreement, the Executive, on behalf of himself and his executors, heirs, representatives and assigns, hereby agrees to release and forever discharge the Company and its investors, predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively "Claims"), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive's employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment. This release specifically includes, but is not limited to, any and all claims for wrongful discharge or demotion, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, inducement of breach, termination in violation of public policy, retaliation, fraud, intentional or negligent misrepresentation, defamation, conspiracy, tortious denial of contract, intentional or negligent infliction of emotional distress, assault, battery, false imprisonment, interference with proprietary interests, failure to pay wages, bonuses, commissions, benefits, vacation pay, severance pay, or other compensation of any sort, negligence, negligent retention, unlawful efforts to prevent employment, violation of federal or state constitutional rights, discrimination or harassment on the basis of race, color, sex, religion, national origin, age, ancestry, marital status, family status, sexual orientation, physical disability, mental disability, or medical condition and/or any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, claims for wages under the California Labor Code, and any and all similar federal, state or local statutes, ordinances, and regulations. Notwithstanding the generality of the foregoing, the Executive does not release his right to a defense and indemnity from the Company pursuant to the Indemnity Agreement entered into between the parties or as provided by law.

        (b) In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

            (i) That he is waiving and releasing any and all rights he has or may have to make claims against the Company for age discrimination under the federal Age Discrimination in Employment Act (ADEA);

            (ii) That he is not waiving or releasing any rights under the ADEA that may arise after the date he signs this Agreement;

            (iii) That he should consult with an attorney regarding this Agreement before accepting this Agreement;

            (iv) That he has twenty-one (21) days from the date this Agreement is presented to him in which to consider this Agreement and whether he will enter into it, although he may, in the exercise of his own discretion, sign or reject it at any time before the twenty-one (21) day period expires

            (v) That, at any time within seven (7) days after executing this Agreement, Executive may revoke this Agreement; and

            (vi) That this Agreement is not enforceable until the revocation period has passed.

        2. General Release of Claims by the Company. The Company hereby agrees to release and forever discharge the Executive and his executors, heirs, representatives and assigns, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, "Claims"), which the Company has or may have against the Executive based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date.

        3. Waiver of California Civil Code Section 1542. The Executive and the Company understand and agree that each is hereby giving a full and final release covering all unknown and unanticipated injuries, debts, claims, or damages which may have arisen, or may arise, in connection with any act or omission by the parties released herein before and including the date of execution of this Agreement. For that reason, Executive and the Company hereby waive any and all rights or benefits which either may have under the terms of California Civil Code section 1542, which provides as follows:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        4. Nondisparagement. The Executive agrees that neither he, nor anyone acting by, through, or in concert with him, shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, investors, officers, employees or business. The Company agrees that neither it, nor anyone acting by, through, or in concert with it, shall disparage or otherwise communicate negative statements or opinions about the Executive.

        5. Agreed Statements. The Company and the Executive shall jointly approve all press releases or other public statements made concerning the reason for the Executive's separation from the Company and all statements provided by the Company in response to any employment reference inquiries regarding the Executive.

        6. Cooperation.

        (a) The Executive agrees to give reasonable cooperation to the Company in any pending or future litigation or arbitration brought by or against the Company and in any investigation the Company may conduct. The Company shall compensate the Executive for all time spent giving cooperation to the Company pursuant to this paragraph 5 at the rate of two hundred fifty dollars ($250) per hour, including travel time, and shall reimburse the Executive for all travel and other expenses incurred in compliance with his duty of cooperation.

        (b) The Executive shall have the right to choose his own legal counsel to represent him in any litigation in which the Executive is named as a party, or investigation, arising out of the Executive's employment by the Company. In all such matters, the Company shall bear all reasonable costs of the Executive's defense in accordance with the terms of the Executive's Indemnification Agreement with the Company, and shall permit the Executive's legal counsel to be actively involved in the litigation or investigation as either shadow counsel or counsel of record. The Company shall provide full access to the Executive and his legal counsel to documents relevant to any investigation, or litigation in which the Executive is named.

        7. Confidential Information; Return of Company Property.

        (a) The Executive executed the Company's Proprietary Information and Invention Assignment Agreement, the commitments of which extend beyond termination of employment. Except as may be required by law, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary informa-tion of or relating to the Company, including, without limitation, confidential or proprietary information or trade secrets with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such information. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information or trade secrets and affect the successful conduct of the businesses of the Company and any successor or assignee of the Company.

        (b) The Executive shall deliver to the Company on or before the Resignation Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of the Executive or his agents.

        (c) The Executive shall return to the Company on or before the Resignation Date all property of the Company in his possession or control.

        8. In the Event of a Claimed Breach. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco County, California in accordance with the dispute resolution rules of the American Arbitration Association ("AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA, or by a judge mutually agreed upon by the parties. The arbitrator may award the prevailing party attorneys' fees, as well as the costs and expenses of the arbitration, including expert fees, if any. The arbitration award may be enforced in any court of competent jurisdiction.

        9. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

        10. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by registered or certified mail, return receipt requested, postage paid, addressed as follows:

        (a) If to the Company:              Critical Path, Inc.
                                            532 Folsom Street
                                            San Francisco, CA 94105
                                            Attn:  Chief Executive Officer

        (b) If to the Executive:            Mr. Lawrence P. Reinhold
                                            3207 Plantation Court
                                            Naperville, IL 60564

        Either party may change the address at which it is to receive notice by informing the other party of the change in writing.

        11. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by an arbitrator or by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable in a manner most closely adhering to the parties' intent, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.

        12. Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

        13. Entire Agreement. This Agreement, together with the Supplemental Agreement contains the entire agreement of the parties regarding the subject matter of this Agreement, and supersedes all prior oral and written agreements, understandings, commitments, and practices between them. No oral modification, express or implied, may alter or vary the terms of this Agreement. No amendments to this Agreement may be made except by an express written agreement signed by both the Executive and the Chairman of the Board of the Company.

        The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

        IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.



MR. LAWRENCE P. REINHOLD                           CRITICAL PATH, INC.

By: /s/ Lawrence P. Reinhold                       By:  /s/ David Hayden

                                                   Title: Executive Chairman

Date 8/17/01                                       Date    8/17/01